EXHIBIT 10.22

SECOND AMENDMENT TO EXHIBIT C

THIS SECOND AMENDMENT TO EXHIBIT C to that certain Employment Agreement by and between CONSUMER PROGRAMS INCORPORATED (the “Corporation”) and GARY W. DOUGLASS (the “Executive”) dated as of April 8, 2002 and amended as of October 1, 2003 and July 3, 2007(the “Employment Agreement”) is entered into as of this 10th day of April, 2008.

WHEREAS, in a meeting on February 26, 2008, the Compensation Committee determined the Executive would be granted an increase in base salary for the Corporation’s Fiscal Year 2008, provided that Executive agree that his benefits under Item 4 of Exhibit C be calculated on his base salary for the Corporation’s Fiscal Year 2007 of $275,000; and

WHEREAS, the Executive has determined that he will agree that his benefits under Item 4 of Exhibit C shall be calculated on the basis of his Fiscal Year 2007 base salary of $275,000; and

WHEREAS, the Corporation and Executive desire to amend the provisions of Item 4 of Exhibit C to reflect the action of the Compensation Committee and the Executive’s agreement thereto;

NOW, THEREFORE, in consideration of the covenants set forth herein and for other good and valuable consideration, the Corporation and Executive hereby agree to amend Exhibit C to the Employment Agreement as follows:

1.	Subsections (a), (b) and (c)(1) of Item 4 shall be amended in their entirety to read as follows:

4.	Senior Executive Retirement Plan. Executive shall be entitled to participate in the Corporation’s Senior Executive Retirement Plan as follows:

(a)          Death Benefits.  In the event of Executive's death after completion of at least ten (10) Years of Service, unless (1) Executive's employment with the Corporation was terminated for Cause or (2) Executive (or his Beneficiary) is entitled to receive Supplemental Retirement Benefits pursuant to subsection c, the Corporation shall pay to Executive's Beneficiary an annual death benefit equal to forty percent (40%) (but not to exceed $150,000) of the  annual Base Salary paid to Executive in  fiscal year 2007, payable in equal monthly installments, commencing with the month following the month of Executive's death and ending with the two-hundred fortieth (240th) month following the month of Executive's death.  In the event that Executive dies before age 65 but has not completed at least ten (10) Years of Service with the Corporation, death benefits shall be reduced to an amount equal to the benefits determined under the preceding sentence multiplied by the Vesting Percentage applicable to Executive.

(b)          Disability Benefits.  In the event of Executive's Permanent Disability prior to attaining age 65 and prior to termination of employment with the Corporation, unless Executive's employment with the Corporation was terminated for Cause, the Corporation shall pay Executive annual disability benefits equal to forty percent (40%) (but not to exceed $150,000) of the annual Base Salary paid to Executive  in fiscal year 2007, payable in equal monthly installments, commencing with the month following the month in which Executive terminated employment as a result of Permanent Disability and ending on the earlier of (i) the month in which Executive reaches age 65 or (ii) the month of his death.  In the event that at the time of Permanent Disability Executive has not completed at least ten (10) Years of Service, the disability benefits shall be reduced to an amount equal to the benefits determined under the preceding sentence multiplied by the Vesting Percentage applicable to Executive.  Disability benefits pursuant to this subsection (b) shall be reduced by any amounts paid to Executive under the Corporation's long-term disability insurance policy, but shall not be reduced for any payments received by Executive from Social Security or from any disability insurance coverage individually owned by Executive.

(c)	Supplemental Retirement Benefits.

(1)
In the event of Executive's Retirement after completion of at least ten (10) Years of Service, unless Executive's employment with the Corporation was terminated for Cause, the Corporation shall pay Executive retirement benefits for twenty (20) years in an annual amount equal to forty percent (40%) (but not to exceed $150,000) of the  annual Base Salary paid to Executive  in  fiscal year 2007 ("Supplemental Retirement Benefits").  In the event of Executive's Retirement before completion of ten (10) Years of Service, Corporation shall pay Executive retirement benefits on the same terms as set forth in the preceding sentence except that retirement benefits shall be reduced to an amount equal to Supplemental Retirement Benefits multiplied by the Vesting Percentage.

2.	In the event of any conflict between this Amendment to Exhibit C any other provision of this Agreement, the provisions of this Amendment shall prevail.

3.	As amended by this Amendment to Exhibit C, the terms of the Employment Agreement are hereby ratified and affirmed by the parties.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties have executed this Second Amendment to Exhibit C of the Employment Agreement as of the date first written above.

CONSUMER PROGRAMS INCORPORATED

By:	/s/Renato Cataldo
Renato Cataldo
Chief Executive Officer

/s/Gary W. Douglass
Gary W. Douglass